Exhibit 20.6
Page 1 of 3

Navistar Financial 1996-A Owner Trust
For the Month of April 1997
Distribution Date of May 15, 1997

Original Pool Amount                        $459,943,869.53

Beginning Pool Balance                      $332,415,354.80
Beginning Pool Factor                             0.7227303

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)       $10,662,111.59
  Interest Collected                          $2,747,576.80

Additional Deposits:
  Repurchase Amounts                                  $0.00
  Liquidation Proceeds/Recoveries             $1,486,575.64
Total Additional Deposits                     $1,486,575.64

Repos/Chargeoffs                                $912,759.79
Aggregate Number of Notes Charged Off                   107

Total Available Funds                        $14,578,191.82

Ending Pool Balance                         $321,158,555.63
Ending Pool Factor                                0.6982560

Servicing Fee                                   $277,012.80

Repayment of Servicer Advances                  $318,072.21

Reserve Account:
  Beginning Balance                          $16,668,627.15
  Target Percentage                                    5.00%
  Target Balance                             $16,057,927.78
  Minimum Balance                             $9,658,821.26
  (Release) of investment income only/Deposit  ($610,699.37)
  Ending Balance                             $16,057,927.78

Current Weighted Average APR:                         9.684%
Current Weighted Average Remaining Term (months):     39.64

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,055,778.30    1,498
    31-60 days                             511,226.02      402
    60+ days                               173,981.81       98

    Total                                2,740,986.13    1,502

  Balances:  60+ days                    4,533,629.98       98

Memo Item - Reserve Account
  Opening Balance                      $16,620,767.74
  + Invest. Income                          47,859.41
  - Transfer to Collections Account             $0.00
Beginning Balance                      $16,668,627.15

Exhibit 20.6
Page 2 of 3

Navistar Financial 1996-A Owner Trust
For the Month of April 1997

                                                                 NOTES
                                       TOTAL           CLASS A-1       CLASS A-2       CERTIFICATES
Original Pool Amount
 Distributions:                   $459,943,869.53   $92,000,000.00  $347,245,000.00   $20,698,869.53
 Distribution Percentages (1)                                0.00%           95.50%            4.50%
 Coupon                                                     5.250%           6.350%           6.500%

Beginning Pool Balance            $332,415,354.80
Ending Pool Balance               $321,158,555.63

Collected Principal                $10,344,039.38
Collected Interest                  $2,747,576.80
Charge-Offs                           $912,759.79
Liquidation Proceeds/Recoveries     $1,486,575.64
Servicing                             $277,012.80
Cash Transfer from Reserve Account          $0.00
  Total Collections Available
    for Debt Service               $14,301,179.02

Beginning Balance                 $332,415,354.80            $0.00  $313,579,835.61   $18,835,519.19

Interest Due                        $1,761,385.69            $0.00    $1,659,359.96      $102,025.73
Interest Paid                       $1,761,385.69            $0.00    $1,659,359.96      $102,025.73
Principal Due                      $11,256,799.17            $0.00   $10,750,243.21      $506,555.96
Principal Paid                     $11,256,799.17            $0.00   $10,750,243.21      $506,555.96

Ending Balance                    $321,158,555.63            $0.00  $302,829,592.41   $18,328,963.22
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                0.0000000000     0.8720920169     0.8855055198

Total Distributions                $13,018,184.86            $0.00   $12,409,603.17      $608,581.69

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00

Excess Servicing                    $1,282,994.16

Beginning Reserve Account Balance  $16,668,627.15  see also Memo Item on Page 1 regarding Reserve Account
(Release)/Draw                       $(610,699.37)
Ending Reserve Account Balance     $16,057,927.78

(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution date on which the Class A-1 Notes have been paid in full, and generally 95.5% thereafter until all the Notes have been paid in full. No principal distributions to Class A-2 until Class A-1 has been paid in full.

Exhibit 20.6
Page 3 of 3

Navistar Financial 1996-A Owner Trust
For the Month of April 1997

Trigger Events:  A) Loss Trigger - Reserve Account Balance
                    Loss Trigger - Certificate Lockout Event
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                          6                 5               4                3                2               1
                       Nov 1996          Dec 1996        Jan 1997         Feb 1997         Mar 1997        Apr 1997
Beg. Pool Balance  $395,176,408.01  $385,359,073.57  $373,823,140.29  $362,355,746.99  $348,108,707.35  $332,415,354.80

A) Loss Trigger:
Principal of Contracts
  Charged off          $717,473.22    $1,056,449.19      $970,091.47    $1,935,375.96      $692,876.86      $912,759.79
Recoveries             $270,476.85      $411,958.72      $610,689.52      $910,706.72    $1,515,564.23    $1,486,575.64

Loss Trigger - Reserve Account Balance                   Loss Trigger - Certificate Lockout Event
  Total Charged off (Months 5,4,3)    $3,961,916.62        Total Charged off (Months 1-6)                 $6,285,026.49
  Total Recoveries (Months 3,2,1)      3,912,846.59        Total Recoveries (Months 1-6)                   5,205,971.68
  Net Loss/(Recoveries) for 3 Mos.    $   49,070.03(a)     Net Loss/(Recoveries) for 6 Mos.               $1,079,054.81(c)

  Total Balance (Months 5,4,3)    $1,121,537,960.85(b)     Total Balance (Months 1-6)                 $2,197,238,431.01(d)

  Loss Ratio Annualized [(a/b)(12)]          0.0525%       Loss Ratio Annualized [(c/d)(12)]                     0.5893%

  Trigger:  Is Ratio> 1.5%                       No        Trigger:  Is Ratio> 6.0%                                  No

B) Delinquency Trigger:
   Balance delinquency 60+ days                                         $4,280,712.97    $2,674,075.50    $4,533,629.98
   As % of Beginning Pool Balance                                            1.18136%         0.76817%         1.36384%
   Three Month Average                                                       1.49129%         1.16934%         1.10446%

Trigger:  Is Average> 2.0%                       No


C) Noteholders Percent Trigger:              3.4913%
   Ending Reserve Acct. Balance not less than
   1% of initial Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%                      No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer